Exhibit 99.1

News Release	TRW Automotive
12025 Tech Center Drive
Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616

TRW Automotive Reports First Quarter 2005 Financial Results;
Provides Update on 2005 Outlook

LIVONIA, MICHIGAN, May 5, 2005 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first-quarter 2005 sales of $3.2 billion, an increase of 10% compared to the same period a year ago. Net earnings were $50 million or $0.50 per diluted share, which compares to $2 million or $0.02 per diluted share in the prior year quarter. The Company’s first-quarter 2005 included five additional calendar days as compared to the previous year period.

First quarter earnings were above previously provided guidance primarily due to the timing of restructuring actions with associated pre-tax expenses estimated at $22 million that were expected to be incurred in the quarter. These actions and related charges are now expected to be incurred in the second quarter of 2005. First-quarter 2004 included expenses of $47 million, or $0.48 per diluted share, for charges associated with debt retirement and refinancing transactions. Excluding these charges, prior year first quarter earnings were $49 million or $0.50 per diluted share.

“Despite continuing tough industry conditions and developments, our first quarter results from operations were in line with our expectations, which can be attributed to our broad diversification and increasing demand for the Company’s strategically focused portfolio of safety systems and products,” said John C. Plant, president and chief executive officer.

“During the quarter, our cost management and reduction programs allowed us to mitigate the costs associated with a higher level of commodity inflation and other industry and customer related issues. For the remainder of the year, we must execute our operating plans with precision to succeed in this difficult industry environment and be in a position to deliver our operational and financial commitments.” Mr. Plant added, “Although we’ve benefited from industry leading diversity, either by product, customer or geography, further industry related pressures, including substantial production cuts by vehicle manufacturers, will cause us to reassess the Company’s financial outlook for the year.”

First Quarter 2005 Compared to the Prior Year Period
The Company reported first-quarter 2005 sales of $3.2 billion, an increase of $302 million or 10% compared to prior year sales of $2.9 billion. The increase resulted primarily from sales of new products, foreign currency translation and the effect of five additional calendar days in the current quarter, partially offset by pricing provided to customers and lower vehicle production volumes in North America. Operating income for first-quarter 2005 was $155 million, an increase of $2 million compared to the prior year period of $153 million. The increase resulted primarily from a higher level of sales together with cost savings, partially offset by pricing provided to customers, the continued impact of commodity inflation and other business issues related to customer and supplier solvency. Restructuring expenses in the first quarter of 2005 were $8 million, as compared to $5 million in the prior year quarter.

Net interest and securitization expense for the first quarter of 2005 totaled $59 million, which included expenses of $3 million related to the refinancing of the Company’s bank debt facilities completed in January of 2005. In comparison, net interest and securitization expense in the prior year totaled $63 million. The year-to-year reduction in expense can be attributed to the Company’s deleveraging activities, which include debt reduction and other capital structure improvement efforts, offset partially by rising interest rates.

The prior year quarter included $47 million of debt retirement and refinancing expenses primarily for premiums paid on high-yield notes redeemed with proceeds from the Company’s initial public offering in February 2004 and other expenses related to a January 2004 bank debt refinancing.

The Company reported first-quarter 2005 net earnings of $50 million or $0.50 per diluted share, compared to $2 million or $0.02 per diluted share in the prior year period. Prior year results, excluding debt retirement and refinancing expenses of $47 million, were $49 million or $0.50 per diluted share.

Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $283 million for first-quarter 2005, which compares to prior year EBITDA of $276 million. Excluding the year-to-year impact of restructuring expenses, as previously mentioned, EBITDA improved by $10 million or by 4%.

Capital Structure/Liquidity
In the first quarter, net cash used in operating activities totaled $51 million, with the outflow driven mainly by seasonal factors. Capital expenditures for the quarter were $83 million compared to $67 million in the prior year quarter. As of April 1, 2005, the Company had $2,930 million of debt and $451 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,479 million. Net debt declined by $370 million compared to the prior year level and increased $107 million from year-end 2004. The increase from year-end was due primarily to seasonal factors.

In January 2005, the Company drew on its credit facilities as part of the refinancing transaction it initiated in December of 2004. Under the initial draw, the Company utilized proceeds from its new term loan facilities and a portion of its revolving credit facility to repay applicable outstanding balances under its existing facilities. Prior to quarter-end, the Company utilized available cash to pay-down amounts outstanding under its revolving credit facility.

On March 11, 2005, the Company repurchased 7.3 million common shares of TRW stock from Northrop Grumman Corporation for a total of $143 million. Also on March 11, 2005, in a separate transaction, the Company raised $143 million of proceeds from the private sale of 7.3 million shares of common stock issued to institutional investors.

On March 31, 2005, the Company commenced a process to redeem a portion of its 10-1/8% Euro-based senior notes due 2013, equivalent to approximately $63 million (USD) of debt. This transaction closed on May 3, 2005, and was funded with a portion of the proceeds raised from the previously discussed sale of common stock. As a result of this transaction, the Company expects to incur pre-tax expenses of approximately $7 million for premiums and associated fees in the second quarter of 2005.

2005 Outlook
For full-year 2005, the Company expects revenue in the range $12.6 to $13.0 billion and earnings per diluted share in the range of $1.43 to $1.63. This guidance range has been updated to reflect previously mentioned bond redemption expenses, currency exchange assumptions and increased restructuring costs. Excluding $7 million of pre-tax bond redemption expenses, net earnings are expected to be in the range of $1.50 to $1.70 per diluted share.

Earnings guidance now includes restructuring related expenses of approximately $55 million, an increase from the Company’s prior guidance of $35 million. This guidance also includes $33 million of expenses for amortization of intangibles resulting from the February 2003 acquisition of the Company by affiliates of The Blackstone Group L.P. and assumes an effective tax rate in the range of 45% to 50%. Lastly, the Company expects capital expenditures to total approximately 4% of sales for the year.

For the second quarter of 2005, the Company expects revenue of approximately $3.3 billion and earnings per diluted share in the range of $0.21 to $0.33. This guidance range includes approximately $7 million of pre-tax bond redemption expenses as discussed previously, which when excluded, results in expected earnings in the range of $0.28 to $0.40. Additionally, second quarter guidance includes pre-tax restructuring costs of approximately $45 million.

First Quarter 2005 Conference Call
The Company will host its first-quarter 2005 conference call at 9:00 a.m. (EDT) today, Thursday, May 5, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.

A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 5455606.

A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com/results.

Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information, which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company. Non-GAAP measures are not purported to be a substitute for any GAAP measure and as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures appearing in this release to the closest GAAP measure, please see the financial schedules that accompany this release.

About TRW
With 2004 sales of $12.0 billion, TRW Automotive ranks among the world’s top 10 automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 60,000 people in 24 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.

All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.

Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2004 (the “10K”), and include: possible production cuts by our customers; escalating pricing pressures from our customers; severe inflationary pressures impacting the market for ferrous metals and other commodities; non-performance by, or insolvency of, our suppliers and customers; our substantial leverage; interest rate risk arising from our variable rate indebtedness; the highly competitive automotive parts industry and its cyclicality; product liability and warranty and recall claims; our dependence on our largest customers; loss of market share by domestic vehicle manufacturers; limitations on flexibility in operating our business contained in our debt agreements; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours; work stoppages or other labor issues and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.

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TRW Automotive Holdings Corp.

Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Operations (unaudited) for the three months ended April 1, 2005 and March 26, 2004	A2

Consolidated Balance Sheets as of April 1, 2005 (unaudited) and December 31, 2004	A3

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended April 1, 2005 and March 26, 2004	A4

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three months ended April 1, 2005 and March 26, 2004	A5

The accompanying unaudited consolidated financial information and reconciliation of GAAP net earnings to EBITDA should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2004 as filed with the United States Securities and Exchange Commission on February 23, 2005.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	April 1, 2005	March 26, 2004
Sales	$3,225	$2,923
Cost of sales	2,861	2,599

Gross profit	364	324
Administrative and selling expenses	136	124
Research and development expenses	54	37
Amortization of intangible assets	8	9
Restructuring charges and asset impairments	8	5
Other (income) expense — net	3	(4)

Operating income	155	153
Interest expense — net	58	62
Loss on retirement of debt	—	47
Accounts receivable securitization costs	1	1

Earnings before income taxes	96	43
Income tax expense	46	41

Net earnings	$50	$2

Basic earnings per share:
Earnings per share	$0.51	$0.02

Weighted average shares	99.0	94.3

Diluted earnings per share:
Earnings per share	$0.50	$0.02

Weighted average shares	101.0	97.8

A2

TRW Automotive Holdings Corp.

Consolidated Balance Sheets

	As of
(Dollars in millions)	April 1, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$435	$790
Marketable securities	16	19
Accounts receivable — net	1,904	1,813
Inventories	667	684
Prepaid expenses	57	34
Deferred income taxes	170	176

Total current assets	3,249	3,516

Property, plant and equipment — net	2,530	2,635

Goodwill	2,357	2,357
Intangible assets — net	758	765
Prepaid pension cost	201	190
Deferred income taxes	98	91
Other assets	554	560

Total assets	$9,747	$10,114

Liabilities, Minority Interests and Stockholders’ Equity
Current liabilities:
Short-term debt	$38	$40
Current portion of long-term debt	17	19
Trade accounts payable	1,794	1,887
Accrued compensation	267	309
Income taxes payable	240	233
Other current liabilities	1,011	992

Total current liabilities	3,367	3,480

Long-term debt	2,875	3,122
Post-retirement benefits other than pensions	953	959
Pension benefits	813	843
Deferred income taxes	267	268
Long-term liabilities	275	272

Total liabilities	8,550	8,944
Minority interests	60	65
Commitments and contingencies
Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,131	1,131
Accumulated deficit	(22)	(72)
Accumulated other comprehensive earnings	27	45

Total stockholders’ equity	1,137	1,105

Total liabilities, minority interests, and stockholders’ equity	$9,747	$10,114

A3

TRW Automotive Holdings Corp.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 1,	March 26,
(Dollars in millions)	2005	2004
Operating Activities
Net earnings	$50	$2
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	128	123
Other — net	(20)	32
Changes in assets and liabilities, net of effects of businesses acquired or divested	(209)	(366)

Net cash used in operating activities	(51)	(209)

Investing Activities
Capital expenditures	(83)	(67)
Net proceeds from asset sales and divestitures	—	107
Other — net	—	(2)

Net cash (used in) provided by investing activities	(83)	38

Financing Activities
Decrease in short-term debt	(1)	(10)
Proceeds from issuance of long-term debt	1,293	1,268
Redemption of long-term debt	(1,506)	(1,769)
Debt issue costs	(4)	(6)
Issuance of capital stock, net of fees	143	635
Repurchase of capital stock	(143)	(319)

Net cash used in financing activities	(218)	(201)
Effect of exchange rate changes on cash	(3)	(7)

Decrease in cash and cash equivalents	(355)	(379)
Cash and cash equivalents at beginning of period	790	828

Cash and cash equivalents at end of period	$435	$449

A4

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)

The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2004, which contains summary historical data.

The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
(Dollars in millions)	April 1, 2005	March 26, 2004
GAAP net earnings	$50	$2
Income tax expense	46	41
Interest expense, net of interest income	58	62
Accounts receivable securitization costs	1	1
Loss on retirement of debt	—	47
Depreciation and amortization	128	123

EBITDA	$283	$276

A5